Exhibit 10.36

2008 AMENDMENT

RESTRICTED STOCK UNIT INCENTIVE AGREEMENT

The Restricted Stock Unit Incentive Agreement entered into as of November 15, 2005 by and between GAINSCO, INC., a Texas corporation (the “Company”), and <<Name>> (the “Agreement”), as previously amended, is hereby amended as follows:

1. Section 2 of the Agreement, as previously amended, is amended to read in its entirety as follows:

2. Performance-Based Vesting.

(a) Appendix A attached hereto and incorporated herein by this reference sets forth the Performance Period, the target performance levels for each Performance Goal in each Performance Period and the number of Units allocated to each Performance Goal in each Performance Period.

(b) The Units shall vest based on the extent to which each Performance Goal in each Performance Period set forth in Appendix A is achieved or exceeded, subject to the following provisions which shall be determined separately for each Performance Goal identified on Appendix A (in each case rounded if necessary to the nearest whole number of Units):

(i) If for a Performance Period and Performance Goal, actual results divided by the applicable target level of performance for the Performance Goal (the percentage thus derived to be called “Actual Performance”) is equal to or greater than the threshold level of performance as shown on the performance scale on Appendix A (“Threshold Performance”) but less than the target level of performance shown on the performance scale (“Target Performance”) , the percentage of Units allocated to that Performance Period that vest will be equal to the value on the vesting scale provided on Appendix A that corresponds to Actual Performance on the performance scale. The percentage vested will be interpolated from the corresponding values on the vesting scale provided on Appendix A if Actual Performance is between specific values on the performance scale.

(ii) If for a Performance Period and Performance Goal, Actual Performance is less than Threshold Performance as shown in Appendix A, the Grantee will not earn any vested interest in Units allocated for award in such Performance Period with respect to the applicable Performance Goal.

(iii) If Actual Performance is greater than Target Performance, vesting with respect to the Applicable Performance Goal will equal the maximum vesting amount provided on Appendix A for that Performance Goal.

(c) The Units shall vest and be settled, subject to Section 3.5 of the Plan related to deferred settlement, on the date that the Committee certifies whether the applicable Performance Goals have been achieved and, if applicable, the number of Units vested in accordance with Section 4.3(b) of the Plan (subject to any decision by the Committee to reduce the vested percentage of one or more Participants that would otherwise be earned as provided in Section 4.3(c) of the Plan); provided that, if necessary to comply with Section 409A of the Code, the settlement date for the Participant’s vested Units shall be April 15, 2012.

2. Appendix A to the Agreement is hereby amended in its entirety to read as set forth on the attached Appendix A dated of even date with this 2008 Amendment. The terms of the Agreement, as previously amended, regarding the vesting of Units are hereby revised as set forth on such revised Appendix A, and the Grantee acknowledges and agrees that the provisions of the previous form of Appendix A are terminated and of no further force and effect.

3. Section 4 of the Agreement is amended to read in its entirety as follows:

4. Effect of Separation from Service. Upon a separation from service as an Employee, the provisions of this Section 4 shall govern the vesting of any Units which have not previously vested, in lieu of the provisions of Section 5.7(a) and (b) of the Plan, unless the Committee provides for a modification pursuant to the Plan. Units which do not vest in accordance with paragraphs (i) or (ii) below shall expire and terminate. Except as otherwise provided in an applicable Deferral Election, any vested Units shall be settled at a time determined by the Committee.

(i) If Grantee is separated from service as an Employee during the final six calendar months of the Performance Period, whether by action of the Company without Cause or because of death or Disability of Grantee, then any portion of Units that would otherwise have vested pursuant to Section 2 shall be prorated based on the number of days that Grantee was employed during the Performance Period as a percentage of the number of days in the Performance Period, and such prorated portion shall vest.

(ii) If Grantee is separated from service as an Employee for any reason after the end of the Performance Period, whether by action of the Company with or without Cause, by action of Grantee, or because of death or Disability, then the Units shall vest as determined in accordance with Section 2.

(iii) If Grantee is separated from service as an Employee other than as described in clauses (i) or (ii) above, then any all non-vested Units shall expire and terminate at such time.

Except as hereby amended, the provisions of the Agreement shall remain in full force and effect.

In Witness Whereof, the Company has executed this 2008 Amendment effective             , 2008.

GAINSCO, INC.

By:
Glenn W. Anderson
President and Chief Executive Officer

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